                                                                   EXHIBIT 10.43

                             EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated May 16, 1997 by and between NTN COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and Gerald Sokol, Jr. (the "Executive").

     1.  Term of Employment
         ------------------

     Subject to the provisions of Section 10 below, the Company shall employ the Executive, and the Executive shall serve the Company in the capacity of President and Chief Operating Officer for a term of three (3) years commencing as of May 16, 1997 and ending May 15, 2000 (the "Term of Employment").

     2.  Duties
         ------

     During the Term of Employment, the Executive will serve the Company faithfully, diligently, and competently and to the best of his ability, will devote full regular working time to his employment with management and executive authority and responsibility for the business, affairs and operations of the Company any subsidiaries thereof, subject to the terms of this Agreement and the direction and control of the Chief Executive Officer and the Board of Directors.

     3.  Compensation
         ------------

     During the Term of Employment, the Company shall pay to the Executive as compensation for the performance of his duties and obligations hereunder a salary at the rate of $250,000 per annum during the first year and the term of this Agreement. After the first year, the Company shall pay the Executive a minimum salary at the rate of 105% of the preceding year's salary, which rate shall additionally be increased on the anniversary date each year during the Term of Employment in proportion to any upward changes in Consumer Price Index of the U.S. Bureau of Labor Statistics of Urban Wage Earners and Clerical Workers, U.S. City Average (1967=100) during the calendar year immediately preceding each such anniversary date (in the event that such index shall be changed or discontinued, the index published by the United States Government which is most nearly the same as such index shall be used to make the foregoing calculations).

     In addition, Executive will be paid an annual bonus based upon the "Operating Cash Flow" of the Company for the prior SEC reporting year of employment (beginning with the 1997 fiscal year). Operating Cash Flow is defined herein to mean revenue less operating SG&A expenses, excluding depreciation, interest expense and any one time or extraordinary charges. Such bonus shall be paid within 60 days after the determination of Operating Cash Flow. A schedule setting forth the formula for calculating such bonus is attached hereto as Exhibit A.
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     4.  Expenses and Other Benefits.
         ---------------------------

     All travel, entertainment and other reasonable business expenses incident to the rendering of services by the Executive hereunder will be promptly paid or reimbursed by the Company subject to submission by the Executive in accordance with the Company's policies in effect from time to time.

     The Executive shall be entitled during the Term of Employment to participate in employee benefit and welfare plans and programs of the Company including any employee incentive stock option plans, qualified or unqualified, to the extent that any other executives or officers of the Company or its subsidiaries are eligible to participate and subject to the provisions, rules, regulations, and laws applicable thereto. Notwithstanding the foregoing, the Company shall provide the Executive, at a minimum, with the following benefits:

          (a) Coverage, at no expense to the Executive, of the Executive, his wife, if any, and those of his children who qualify as dependents under Section 152 of the Internal Revenue code of 1954, under a major medical insurance program with an annual cumulative deductible amount of no more than $500,

          (b) Coverage of the Executive by life insurance, payable to his designated beneficiary, in the amount of $1,000,000 and, in the event of accidental death or dismemberment, in the amount of $2,000,000. Coverage shall begin the first day of the Term of Employment hereunder and shall continue throughout the Term of Employment; and

          (c) A paid vacation of four (4) weeks, in addition to any authorized holidays of the Company, during each 12-month period during the Term of Employment.

     5.  Death or Disability
         -------------------

     This Agreement shall be terminated by the death of the Executive and also may be terminated by the Board of Directors of the Company if the Executive shall be rendered incapable by illness or any physical or mental disability (individually, a "disability") from substantially complying with the terms, conditions and provisions to be observed and performed on his part for a period in excess of six months (whether or not consecutive) during any 12 months during the Term of Employment. If this Agreement is to be terminated by reason of illness, or any physical or mental disability of the Executive, the Company shall give thirty days' written notice to that effect to the Executive in the manner provided herein and the Executive shall be entitled to 75% of the Executive's compensation that was to accrue during the balance of the Term of Employment.

     6.  Disclosure of Information: Inventions and Discoveries
         -----------------------------------------------------

     The Executive shall promptly disclose to the Company all processes, trademarks, inventions, improvements, discoveries and other information (collectively, "developments") directly related to the business of the Company conceived, developed or acquired by him alone

                                      2.
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or with others during the Term of Employment or during any earlier or later period of employment by the Company, whether or not during regular working hours or through the use of material or facilities of the Company. For the purpose of Sections 6, 7 and 8 hereof, the business of the Company includes without limitation the fields of electronically simulated sports games or interactive television applications. All such developments shall be the sole and exclusive property of the Company, and upon request the Executive shall deliver to the Company all drawings, sketches, models and other data and records relating to such development. In the event any such development shall be deemed by the Company to be patentable, the Executive shall, at the expense of the Company, assist the Company in obtaining a patent or patents thereon and execute all documents and do all other things necessary or proper to obtain letters patent and invest the Company with full title thereto.

     7.  Non-Competition
         ---------------

     The Company and the Executive agree that the services rendered by the Executive hereunder are unique and irreplaceable. During his employment by the Company and for a period of one year thereafter, the Executive shall not engage or participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, advisor, holder of an equity or debt instrument, lender or in any other manner or capacity), or lend his name to, any business in the fields of electronically simulated sports games or interactive television which in the judgment of the Company is, or as a result of the Executive's engagement or participation would become, competitive with any aspect of the business of the Company. Ownership of less than 5% of the outstanding shares of the capital stock, partnership interest or indebtedness of any corporation or partnership interest listed on a national or regional securities exchange or publicly traded in the over-the-counter market shall not constitute a violation of this Section 7.

     8.  Non-Disclosure
         --------------

     The Executive will not at any time after the date of this Employment Agreement divulge, furnish or make accessible to anyone (otherwise than in the regular course of business of the Company) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulas, plans, material, devices, ideas or other know-how, whether patentable or not, with respect to any confidential or secret engineering, development or research work or with respect to any other confidential or secret aspect of the business of the Company (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers).

     9.  Remedies
         --------

     The Company may pursue any appropriate legal, equitable or other remedy, including injunctive relief, in respect of any failure by the Executive to comply with the provisions of Section 6, 7 or 8 hereof, it being acknowledged by the Executive that the remedy at law for any such failure would be inadequate. If the Company shall have failed to cure any material breach by the Company of any material provision of this Agreement within 30 days after notice by the Executive to the Company specifying such breach with particularity, the Executive may, in

                                      3.
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addition to other remedies, give notice to the Company of acceleration of the entire amount of compensation which was to accrue to the Executive during the balance of the Term of Employment, and such amount shall be immediately due and payable to the Executive.

     10. Termination
         -----------

     Executive may terminate this Agreement at any time after the first year on three (3) months' written notice of termination. The Executive's employment with the Company may be terminated by the Board of Directors of the Company (i) upon three (3) days' notice to the Executive in the event of the Executive's personal dishonesty, willful misconduct or breach of fiduciary duty or (ii) upon thirty
(30) days' notice to the Executive if the Executive shall be in material breach of any material provision of this Employment Agreement other than as provided in clause (i) above and shall have failed to cure such breach during such thirty day period. Any such notice to the Executive shall specify with particularity the reason for termination or proposed termination. In the event of termination under this Section 10 or under Section 5 (except as provided therein), the Company's unaccrued obligations under this Agreement shall cease and the Executive Shall forfeit all right to receive any unaccrued compensation or benefits hereunder but shall have the right to reimbursement of expenses already incurred. Notwithstanding any termination of the Agreement pursuant to this
Section 10 or by reason of disability under Section 5, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Sections 6, 7 and 8 (unless this Agreement is terminated on account of the breach hereof by the Company) of this Agreement except that if this Agreement is terminated following a Change in Control Event (as defined below) then Executive shall remain bound only by the provisions of Sections 6 and 8. Termination without cause or any attempt by the Board of Directors of the Company to reassume any of the responsibilities or duties from the Executive or to change the duties of the Executive without cause shall be deemed a breach of this Agreement by the Company without cause and shall immediately entitle the Executive, as liquidated damages therefore, to the entire remaining balance due him as compensation pursuant to this Agreement for his therein expired term.

     Notwithstanding anything to the contrary contained herein, Executive or the Company shall have the option to terminate this Agreement at any time following a "Change in Control Event." In the event of such termination following a Change in Control Event, Executive shall be entitled to receive one year's salary as provided in Section 3 together with a prorata portion of the bonus to which Executive would have been entitled. A "Change in Control Event" shall mean:

         (a) The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership of 50% or more of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change
--------  -------
in Control Event: (A) any acquisition by the Company or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

                                      4.
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         (b)  Individuals who, as of the date hereof, constitute the Board (the
"Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a 11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other that the Board; or

         (c) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a "transaction"), unless, following such transaction in each case, more than 50% of, respectively, the then outstanding shares of common stock of the Company resulting from such transaction and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common stock and Outstanding Voting Securities immediately prior to such transaction; or

         (d) Approval by the shareholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company unless such assets are sold to a corporation and following such sale or other disposition, the condition described in paragraph (3) above is satisfied; or

         (e) Any corporate personnel reorganization or change in personnel pursuant to which Executive is required to report to someone other than Edward
C. Frazier.

     11. Resignation
         -----------

     In the event that the Executive's services hereunder are terminated under
Section 5 or 10 of this Agreement (except by death), the Executive agrees that he will deliver his written resignation as an officer of the Company and/or Director of the Company to the Board of Directors, such resignation to become effective immediately.

     12. Data
         ----

     Upon expiration of the Term of Employment or termination pursuant to
Section 5 or 10 hereof, the Executive or his personal representative shall promptly deliver to the Company all books, memoranda, plans, records and written data of every kind relating to the business and affairs of the Company which are then in his possession on account of his employment hereunder, but excluding all such materials in the Executive's possession on account of his past or current status as a director or shareholder of the Company.

                                      5.
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     13. Arbitration
         -----------

     Any dispute or controversy arising under this Agreement or relating to its interpretation or the breach hereof, including the arbitrability of any such dispute or controversy, shall be determined and settled by arbitration in San Diego, California pursuant to the Rules then obtaining of the American Arbitration Association. Any reward rendered herein shall be final and binding on each and all of the parties, and judgement may be entered thereon in any court of competent jurisdiction.

     14. Insurance
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     The Company shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering the Executive, and the Executive agrees to submit to any usual and customary medical examination and otherwise to cooperate with the Company in connection with the procurement of any such insurance, and any claims thereunder.

     15. Waiver of Breach
         ----------------

     Any waiver of any breach of this Employment Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

     16. Assignment
         ----------

     Neither party hereto may assign his or its rights to delegate his or its duties under this Employment Agreement without the prior written consent of the other party; provided, however, that this Agreement shall inure to the benefit
             --------  -------
of and be binding upon the successors and assignees of the Company, all as though such successors and assignees of the Company and their respective successors and assignees were of the Company, upon (a) a sale of all or substantially aa of the Company's assets, or upon merger or consolidation of the Company with or into any other corporation, and (b) upon delivery on the effective day of such sale, merger or consolidation to the Executive of a binding instrument of assumption by such successors and assigns of the rights and liabilities of the Company under this Agreement.

     17. Notices
         -------

     Any notice required or desired to be given hereunder shall be in writing and shall be deemed sufficiently given when delivered or 3 days after mailing in United States certified or registered mail, postage prepaid, to the party for whom intended at the following address:

     The Company:

                 NTN COMMUNICATIONS, INC.
                 5966 La Place Court

                                      6.

                   Suite 100
                   Carlsbad, CA 92008

     The Executive:

                   Gerald Sokol, Jr.
                   2220 Sara Way
                   Carlsbad, CA 92008

or to such other address as either party may from time to time designate by like notice to the other.

     18. General
         -------

     The terms and provisions of this Agreement shall constitute the entire agreement by the Company and the Executive with respect to the subject matter hereof, and shall supersede any and all prior agreements or understandings between the Executives and the Company, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company, and any such amendment or modification or any termination of this Agreement shall become effective only after written approval thereof has been received by the Executive. This Agreement shall be governed by and construed in accordance with California law. In the event that any terms or provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining items and provisions hereof. In the event of any judicial, arbitral or other proceeding between the parties hereto with respect to the subject matter hereof, the prevailing party shall be entitled, in addition to all other relief, to reasonable attorneys' fees and expenses and court costs.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                               NTN COMMUNICATIONS, INC.

                               By: /s/ Laura Kass

AGREED TO AND ACCEPTED:

By: /s/ Gerald Sokol, Jr.
    ---------------------
    Gerald Sokol, Jr.

                                      7.
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                                 Attachment A

                              Details of Contract

--------------------------------------------------------------------------------

Term: A three year contract that expires at the end of each 12 month period, unless otherwise renewed at the sole option of the employee.

Salary: $250,000 plus minimum 5% salary increases per year, beginning 12 months from the date of the agreement.

Life Insurance:             $1,000,000 life insurance policy premium to be fully
                            funded after three years. Beneficiary shall be employee's family. Employee will establish and company will reimburse expenses (per prior agreement).

Cancellation Provisions:    The contract shall automatically cancel, any unpaid
                            bonus for the current year shall be paid, and the employee entitled to 12 months severance, upon the occurrence of any of the following items:

                                 1. Change of Control (defined as any third
                                    party gaining control, directly or
                                    indirectly, of the company, whether friendly or not, at any time during the term of the contract. Control does not mean 50% or more. For purposes of this agreement, the SEC definition will be used.)

                                 2. New CEO, other than Ed Frazier.

                                 3. The company moves from the San Diego area.


Bonus:                      Operating Cash Flow/(1)/        Bonus
                            -------------------             -----
                            $0 - $ 5 million                2.5%
                            $5 - $10 million                1.5%
                            Greater than $10 million        1.0%

                            /(1)/ Defined as revenue less operating and SG&A expenses, excluding depreciation, interest expense and any one time or extraordinary charges.